Exhibit 10.13
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into in Lod on the       day of                ,       by and between: TOPSPIN MEDICAL (ISRAEL) LTD., (“Company”), an Israeli company, whose principal place of business address is Global Park, 2 Yodfat St., North Industrial Zone, Lod, Israel; and                      (                    ) of                     , Israel (“Employee”)
WHEREAS Employee wishes to be employed by Company and Company wishes to employ Employee at a Position as defined below, subject to the terms and conditions detailed below in this Agreement; and WHEREAS Employee represents and warrants that he has the qualifications and skills required for the purposes of performing his obligations hereunder and that there is no hindrance — legal, contractual or otherwise — for the execution by him of this Agreement, and he has expressed his wish to be employed with Company in the Position, and; WHEREAS the parties wish to set forth in writing the terms and conditions of Employee’s employment with Company, all as detailed below herein and subject to the terms and conditions contained herein; NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:
1. EMPLOYMENT — GENERAL
1.1.	Employment. Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth hereinafter. Employee’s employment according to this Agreement shall commence on (“Effective Date”).

1.2.	The Position. The Employee shall be employed as a (“Position”) and in such capacity, he shall be subject to the direction and control of the Board of Directors of the Company, its CEO and officers.

1.3.	Trial Period. Without limiting any right of the Company under this Agreement and/or in accordance with any applicable law, it is hereby agreed that upon conclusion of the first 3 (three) months following the commencement of Employee’s Employment in the Company, which shall be considered as a trial period of Employee’s employment in the Company, the Company shall consider, upon its sole discretion, either to continue, or not to continue, Employees’ employment in the Company (“Trial Period”). In the event the Company decided not to continue Employee’s employment in the Trial Period, notwithstanding any of the provisions of this Agreement, the Company shall give the Employee a prior notice of 14 (fourteen) days.

1.4.	Personal Service Contract. The Parties hereto confirm that this is a personal service contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of Company in respect to any of its other employees or contractors. Except as expressly provided in this Agreement, Employee shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with Company.
2. EMPLOYEE’S UNDERTAKINGS. Employee hereby undertakes as follows:
2.1.	Carry out of Instructions. To carry out all of the instructions related to his employment in accordance with all the resolutions of Company’s Board of Directors or the instructions of the officers, all as set forth in Section 1.2 above.

2.2.	Fidelity. To perform the duties and assignments imposed upon himself in the scope of his employment with Company with devotion, honesty and fidelity, subject to Company’s policy in existence from time to time, and to dedicate to the performance of the said duties all his know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to consolidate Company and to advance the affairs and business of Company and the realization of its objectives.

2.3.	Conflict of Interest. Employee declares that he is not presently involved, and he undertakes not to become involved in the future, for so long as he is an employee of Company, in any obligations towards any third party whatsoever which entail any form of conflict of interest with his employment with Company.
3. COMPENSATION
3.1.	Salary. In consideration for Employee’s obligations under this Agreement, Company shall pay Employee a monthly gross salary of NIS (“Base Salary”). The Company and the Employee agree that, since the Employee’s position, duties and responsibilities require a varying number of overtime hours and are of such a nature that it is difficult to keep specific track of all overtime hours of the Employee, the Company shall pay to the Employee an additional gross amount of NIS per month representing a global payment for the overtime hours the Employee shall reasonably be expected to work monthly (the “Additional Compensation”; the Base Salary together with the Additional Compensation, the “Salary”).

3.2.	Payment. The Salary shall be paid in New Israel Shekels and shall be paid to the Employee by no later than the 9th of the following month. Review of Employee’s Salary shall take place 12 months after the effective date and then annually by agreement between the Employee’s and the Board of Directors of the Company or the CEO of the Company. As provided in Section 3.1 above, the Salary includes remuneration for working overtime, on days of rest and in consideration for Employees non competition obligations, and Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. Employee acknowledges that the Salary to which he is entitled constitutes due consideration for him working overtime and for his non-competition obligations towards the Company. The Salary, as mentioned in Section 3.1 hereto, and it alone, shall constitute the sole basis for calculating any of Employee’s rights under any applicable law, and any other benefits provided under this Agreement shall not be deemed as the Salary or any part thereof.

3.3.	Statuary Deductions. Company shall make the required statutory deductions from the Salary and from any other amount paid to Employee by Company under this Agreement, including income tax, social security and healthcare tax, and make the appropriate payments on behalf of Employee to the Income Tax Authorities, to the Institute of National Insurance and any other relevant authority.

3.4.	Manager’s Insurance Policy. In respect of the term commencing from the beginning of Employee’s employment in the Company, the Company shall contribute funds on behalf the Employee to a Managers Insurance Fund in the name of the Employee (“Fund”) and disability insurance for loss of ability to work (“Disability Insurance”) as specified below.
3.4.1.	The Company shall allocate to the Fund, an aggregated amount equal to thirteen and a third percent (13.33%) in the following portions; five percent (5%) of each monthly Salary for pension compensation and eight and a third percent (8.33%) of each monthly Salary to severance compensation. Moreover, the Company will allocate for the purpose of the Disability Insurance a maximum premium of 2.5% of Employee’s monthly Salary, as provided by the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay, (“General Approval”) annexed hereto as Exhibit A. The Company shall deduct from Employee’s monthly Salary an aggregated amount equal to five percent (5%) of Employee’s monthly Salary for the Fund.

3.4.2.	The aforementioned allocations shall be in lieu of Severance Pay according to the Severance Pay Law 5723-1963 (“Severance Pay Law”), if Employee is entitled to, and this in view of the General Approval. For clarification purposes, it is hereby expressed that the Company is waiving its right to a refund of the funds accumulated in the Fund in accordance with the provisions of the General Approval.
3.5.	Education Fund. In respect of the term commencing from the beginning of Employee’s employment in the Company, the Company shall pay a sum as high as the recognized deductible cap by the tax authorities, but in no event no more than 7.5% of the Salary and shall deduct 2.5% from the Salary to be paid on behalf of Employee toward a further education fund. Use of these funds shall be in accordance with the by-laws of the fund. The Employee hereby grants his consent to such a deduction provided in this section herein.

3.6.	Expenses. The Company will reimburse Employee for any documented, out-of-pocket expenses from time to time properly incurred by Employee in connection with his employment by Company, provided that such expenses have been approved in advance by Company.

3.7.	Sick Leave and Recuperation Pay. Employee shall be entitled to sick leave and Recuperation Pay as provided by law.

3.8.	Vacation. Employee shall be entitled to annual leave as provided by the Annual Vacation Law, 5711-1951, or days, the higher of the two, and such annual leave shall be increased annually according to the Annual Vacation Law, 5711-1951. Leave may not be accumulated for over 2 years, unless otherwise mutually agreed between the Company and the employee, and Company shall be entitled to redeem leave at any time.

3.9.	Car. During the term of this agreement Employee shall be entitled to the full time use of a class II Company vehicle. All the expenses in connection with the maintenance and use of the said car shall be borne and paid by the Company. Employee hereby undertakes to use the car reasonably and properly, as if he owned the car, and to return the car to Company immediately upon the termination of this Agreement. For clarification purposes, the parties agree that Employee shall gross up the value of the benefit to Employee in placing the car at his disposal as aforesaid in the amount of the tax applicable to him in respect of the said benefit. The Employee hereby covenants to pay and to bear any fine regarding parking violation, traffic violation or any other violation, and to bear any expense with respect to any trial or other proceeding thereto.

3.10.	Cellular Phone During the term of this agreement Employee shall be entitled to use company’s cell phone according to the company procedures. For clarification purposes, the parties agree that Employee shall gross up the value of the benefit to Employee in placing the cellular phone at his disposal as aforesaid in the amount of the tax applicable to him in respect of the said benefit.
4. TERM OF AGREEMENT
4.1.	Term. This Agreement is entered into for an indefinite period of time.

4.2.	Termination by Employee. Employee shall be entitled to terminate this Agreement by giving

Company a prior notice, to be delivered to Company, in writing, of 30 (thirty) days; It being understood that during such period, Employee shall (subject to the needs of the Company) continue to perform his duties for Company, including the training and initiation of his replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder.

4.3.	Termination by Company. Subject to section 1.3 above, the Company shall be entitled to terminate this Agreement, at any time, by giving Employee a prior notice, to be delivered to Employee, in writing, of 30 (thirty) days. In such an event Employee shall (subject to the needs of the Company) continue to perform his duties for the Company, including the training and initiation of his replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder. The Company shall be entitled to terminate the actual employment of Employee at any time forthwith, including prior to the notice, and to make a payment to Employee in lieu of such prior notice.

4.4.	Termination For Cause. Notwithstanding the foregoing provisions of this Section 4, Company shall be entitled to terminate this Agreement forthwith, and without prior notice, and Employee shall not be entitled to any severance pay or other compensation whatsoever, in any of the following events: (i) Employee breaches any of his obligations pursuant to this Agreement, including those provided in Sections 5, 6 and 7; (ii) Employee is convicted of a crime or misdemeanor vis-a-vis the Company; (iii) any employee of Company and/or any director thereof, or the Company has tangible evidence that Employee (A) has committed an act of fraud vis-a-vis the Company or its directors or any of its employees, or (B) has embezzled in any way Company moneys, or (C) has, by intentional act or omission, caused damage to Company, or (D) has in a material conflict of interest situation with the Company, acted to advance his own private interests, (iv) in any other event according to any applicable law that entitles an employer not to pay, in whole or in part, severance pay and not to grant prior notice.
5. PROPREITARY INFORMATION
5.1.	Proprietary Information. The Employee acknowledge and agrees that he will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company’s product research and development, including without limitation, the Company’s banking investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary; written oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.

Proprietary Information shall be deemed to include any and all preparatory information disclosed by or on behalf of the Company and irrespective of form, but excluding information that (i) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (ii) reflects general skills and experience gained during the Employee’s engagement by the Company or (iii) reflects information and data generally known within the industries or trades in which the Company transacts business.

5.2.	Nondisclosure. Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assignees at all times. Both during his engagement by the Company and after its termination. Employee will keep in confidence and trust all Proprietary Information and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company.

5.3.	Return of Documents. Upon termination of his employment with the Company, and upon the Company’s request, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company, including but not limited to notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into Employee’s possession or prepared by him in connection with his Employment, and he will not take with him any documents or materials or copies thereof containing any Proprietary Information.

5.4.	Third Party Information. Employee recognize that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes at all times. Both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust. He will not trust or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company’s agreement with such third party. Upon termination of his employment with the Company, Employee shall act with respect to such information as set forth in Section 5.3, mutatis mutandis.

5.5.	Survival. The Employee’s undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement.
6. DISCLOSURE AND ASSIGNMENT OF INVENTIONS
6.1.	Contributions. The Employee understandings that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company, he is expected to make new contributions to and create inventions of value for the Company. Employee agrees to share with the Company all his knowledge and experience.

6.2.	Obligation to Keep the Company Informed. From and after the date he first became associated with the Company; Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company’s business or current or anticipated research and development, whether or not patentable, copyrightable or protactible as trade secretes, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others during the period of his employment, whether or not in the course of his employment (“Inventions”).

6.3.	Ownership. All Inventions that (a) are or were developed, whole or in part on Company’s time or with the use of any equipment, supplies, facilities or trade secrets of the Company, (b) result directly from any work performed by him for the Company, or (c) relate to the Company’s business or current or anticipated research and development, are and will be the sole and exclusive property of the Company (“Company Invention”).

6.4.	Assignment of Inventions. The Employee hereby irrevocably transfers and assigns and will transfer and assign in the future to the Company (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) any and all “Moral Rights” (as defined below) that he may have in or with respect to any Company Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Company Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights of paternity any right to claim authorship of any Invention and all right, title and interest worldwide in such Inventions and in all intellectual property rights based upon such Inventions. To object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention whether or not such would be prejudicial to his honor or reputation and any similar right, existing under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “Moral Right”.

6.5.	Assistance in Obtaining Patents and other Legal Protections. The Employee agrees to assist the Company to obtain for the Company and enforce patents, copyrights, mask work rights and other legal protections for the Company’s Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employees obligation under this Section 6.5 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. The Employee hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.
7. NON — COMPETITION
7.1.	Non Competition. The Employee agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 24 months following termination of his employment for whatever reason, directly or indirectly as owner, partner, joint venturer, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in activities competing with products or services offered by the Company; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not exceed at any one time, one percent of any class of stock or securities of such company, so long as Employee has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

7.2.	No Solicitation. Employee agrees and undertakes that during the period of his employment and for a period of 24 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ in any activity that competes with Company’s activities, products or services offered by the Company, any key employee employed by the Company or retained by the Company as a consultant on the date of such termination or during the preceding twelve months. Employee agrees that during the period of his Employment with the Company and for 24 months thereafter, he will not solicit or encourage or cause others to solicit or encourage any key employees of the Company to terminate their employment with the Company.

7.3.	Severability. If any one or more of the terms contained in this Section 7 shall, for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.
8. MISCELLANEOUS
8.1.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

8.2.	Assignments. Employee may not assign or transfer any right, claim or obligation provided herein. The Company may assign or transfer any right, claim or obligation provided herein, provided that any right of the Employee under this Agreement shall not be diminished.

8.3.	Notices. The addresses of the parties for the purposes of this Agreement shall be as specified in the preamble hereto and/or any other address as notified by either party to the other from time to time.

8.4.	Construction. Words in the masculine gender shall include the feminine and vice versa.

8.5.	Entire Agreement. This Agreement contains the entire understanding of the parties. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof.

8.6.	Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by the parties.
IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written:

TOPSPIN MEDICAL (ISRAEL) LTD.	EMPLOYEE

By:

Title:

Exhibit A
GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY
By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund as aforesaid (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:
(1)	The Employer’s Payments -
(a)	to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:
(1)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the aforegoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.
(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -
(a)	the employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)	the employer waives in advance any right which it may have to a refund of monies from his payments, unless the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(3)	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.
15th Sivan 5758 (9th June 1998).